Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	Christian S. Schade Senior VP and CFO Phone: 609-430-2880	Laura S. Choi Investor Relations Phone: 609-430-2880, x2216	Jean Mantuano Corporate Communications (media) Phone: 609-430-2880, x.2221

Medarex Announces 2003 Third Quarter Financial Results

R&D Day scheduled for December 11, 2003 in New York

Princeton, N.J.; November 10, 2003 – Medarex, Inc. (Nasdaq: MEDX) announced today its financial results for the three-month period ended September 30, 2003. During this period, Medarex’s net loss was $33.3 million or ($0.43) per share. This compares to a net loss of $54.1 million or ($0.72) per share for the same period in 2002.

Total revenues for the third quarter of 2003 were $2.3 million as compared to $14.6 million for the third quarter of 2002. Interest and dividend income for the third quarter of 2003 was $2.6 million as compared to $4.6 million for the third quarter of 2002.

Research and development (R&D) expenses for the third quarter of 2003 increased by $3.8 million, from $20.9 million for the same period in 2002 to $24.7 million in 2003. This increase in R&D expense was primarily attributable to increased clinical trial costs and funding of outside research, as well as other costs to support Medarex’s product pipeline. General and administrative expenses decreased by $0.5 million for the third quarter of 2003, from $5.8 million for the same period in 2002 to $5.3 million in 2003.

Equity in net loss of affiliate, a non-cash expense, was $4.7 million for the third quarter of 2003, reflecting Medarex’s share (approximately 32%) of Genmab A/S’s net loss, which is accounted for using the equity method.

Medarex ended the third quarter of 2003 with approximately $399.0 million in cash, cash equivalents, marketable securities and segregated cash. In addition, the book value of Medarex’s equity units in IDM S.A. is approximately $48.2 million, and the market value of Medarex’s equity interest in Genmab at the end of the third quarter of 2003 was approximately $65.4 million.

Significant Medarex events during the third quarter of 2003 included:

•	The initiation of a Phase II clinical trial of MDX-010 in breast cancer;
•	The completion of a $125 million 4.25% convertible senior note offering; and
•	The addition of Steven A. Fishkoff, M.D., as Vice President, Clinical Science at Medarex.

“We are pleased with our clinical and financial accomplishments in the third quarter,” said Donald L. Drakeman, president and CEO of Medarex. “We believe that the resources acquired will allow us to consider the opportunities ahead as products move further into late stage clinical development.”

Medarex expects to discuss its current and future clinical programs, including Phase II clinical data for MDX-010, during its R&D Day on Thursday, December 11, 2003, in New York City. For further information, please contact Dawn Wolfe at 609-436-8918 or send e-mail to MEDXDay2003@medarex.com.

Medarex is a biopharmaceutical company focused on the discovery and development of therapeutics to treat life-threatening and debilitating diseases. Medarex’s UltiMAb Human Antibody Development System® is a unique combination of human antibody technologies that Medarex believes enables the rapid creation and development of fully human antibodies for a wide range of potential disease targets for therapeutic antibody products, including products for the treatment of cancer, inflammation, autoimmune and infectious diseases. Medarex’s product pipeline is based on a variety of therapeutic antibody products developed through the use of its UltiMAbTM technology. Medarex creates and develops fully human antibodies for itself and others, offering a full range of antibody related capabilities, including pre-clinical and clinical development supported by cGMP manufacturing services. For more information about Medarex, visit its Web site at www.medarex.com.

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “potential”; “believes”; “anticipates”; “intends”; “plans”; “expects”; “estimates”; “could”; or similar statements are forward-looking statements. Medarex disclaims, however, any intent or obligation to update these forward-looking statements. Risks and uncertainties include risks associated with product discovery and development as well as risks detailed from time to time in Medarex’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and subsequent Quarterly Reports on Form 10-Q. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success. Copies of Medarex’s public disclosure filings are available from its investor relations department.

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Medarex®, the Medarex logo, UltiMAbTM and UltiMAb Human Antibody Development System® are trademarks and service marks of Medarex, Inc. All rights are reserved.

(See attached table.)

MEDAREX, INC.

Consolidated Statements of Operations

(unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Sales	$—	$6,555	$25	$9,539
Contract and license revenues	2,260	8,074	8,450	23,945

Total revenues	2,260	14,629	8,475	33,484

Costs and expenses:
Cost of sales	—	3,923	3	5,729
Research and development	24,742	20,902	72,018	56,517
General and administrative	5,322	5,826	16,204	17,022
Write-off of facility costs	—	28	—	11,294
Acquisition of in-process technology	—	—	—	16,312

Operating loss	(27,804)	(16,050)	(79,750)	(73,390)

Equity in net loss of affiliate	(4,652)	(35,024)	(11,593)	(42,289)
Interest and dividend income	2,584	4,593	8,299	14,290
Impairment loss on investments in partners	—	(3,880)	—	(7,971)
Additional payments related to asset acquisition	—	(1,419)	(86)	(1,700)
Interest expense	(3,395)	(2,263)	(8,013)	(6,790)

Loss before provision for income taxes	(33,267)	(54,043)	(91,143)	(117,850)
Provision for income taxes	3	75	45	75

Loss before cumulative effect of change in accounting principle	(33,270)	(54,118)	(91,188)	(117,925)
Cumulative effect of change in accounting principle	—	—	(830)	—

Net loss	$(33,270)	$(54,118)	$(92,018)	$(117,925)

Basic and diluted net loss per share:
Loss before cumulative effect of change in accounting principle	$(0.43)	$(0.72)	$(1.17)	$(1.58)
Cumulative effect of change in accounting principle	—	—	(0.01)	—

Net loss	$(0.43)	$(0.72)	$(1.18)	$(1.58)

Weighted average number of common shares outstanding during the year—basic and diluted	78,088	75,491	78,046	74,612

Condensed Consolidated Balance Sheets (In thousands)

		September 30, 2003	December 31, 2002
		(unaudited)	(1)

Cash, cash equivalents and marketable securities		$381,837	$350,046
Segregated cash		5,603	—
Other current assets		7,496	10,143
Property, buildings and equipment, net		95,892	97,311
Investments in, and advances to affiliate and partners		74,768	81,387
Segregated cash—non current		11,535	1,300
Other assets		10,753	8,864

		$587,884	$549,051

Current liabilities		$19,107	$20,709
Other liabilities		3,166	1,199
Convertible notes		300,000	175,000
Shareholders’ equity		265,611	352,143

		$587,884	$549,051

(1)  Derived from December 31, 2002 audited financial statements. For further information, refer to the financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.